Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the WABCO Holdings Inc. 2009 Omnibus Incentive Plan, of our reports dated February 23, 2009, with respect to the consolidated financial statements and schedule of WABCO Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of WABCO Holdings Inc. filed with the Securities and Exchange Commission.

Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL

Represented by:

/s/ Harry Everaerts, Partner

Brussels, Belgium

June 8, 2009